Exhibit 23.7

China Distance Education Holdings Limited

18th Floor, Xueyuan International Tower

1 Zhichun Road

Haidian District

Beijing 100083, China

Subject:	Written Consent Re Filing of Registration Statement of
China Distance Education Holdings Limited

Ladies and Gentlemen:

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Carol Yu, consent to be named in the Registration Statement on Form F-1 of China Distance Education Holdings Limited and in all amendments and supplements thereto as a person who will become a member of the board of directors of China Distance Education Holdings Limited effective upon declaration of effectiveness of the Registration Statement on Form F-1 by the Securities and Exchange Commission.

Sincerely yours,
/s/ Carol Yu
Carol Yu
Dated: July 2, 2008